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                                                                     EXHIBIT 4.1


                           CONVERTIBLE PROMISSORY NOTE

$150,000.00                                                      April 11, 2001


         For value received, INTEGRATED SECURITY SYSTEMS, INC., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of FROST NATIONAL BANK FBO RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC., a Texas corporation (hereinafter referred to as "Payee"), the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00). The principal of and interest on this Note shall be due and payable in lawful money of the United States of America, c/o Security Processing T-8, P. O. Box 2479, San Antonio, Texas 78298-2479. All correspondence and notices should be mailed to the above address with a copy to the offices of Payee at 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206, or at such other place as the holder hereof may from time to time designate by written notice to Maker.

         1. Interest. Interest shall accrue on the unpaid principal balance due under this Note at an annual rate equal to eight percent (8%). Interest shall accrue from and including the date of this Note until, but not including, the day on which it is paid in full. In no event shall the interest charged hereunder exceed the maximum rate on interest allowed from time to time by law. Interest shall be due and payable monthly on the first (1st) day of each month.

         2. Payment of Note. The principal balance of, and all accrued unpaid interest on, this Note shall be due and payable one hundred twenty (120) days after the date hereof, except as otherwise provided herein ("Maturity Date").

         3. Prepayment. This Note may be prepaid, in whole or in part in any time, at the option of Maker, without premium or penalty.

         4. Conversion. This Note shall be convertible, at the option of Payee in its sole and absolute discretion, in whole or in part and at any time or from time to time, into fully paid and nonassessable shares (the "Conversion Shares") of Common Stock, $.01 par value (the "Common Stock"), of Integrated Security Systems, Inc., a Delaware corporation (the "Company"), at the conversion price of $0.20 per share. If Payee elects to exercise its option, then the following shall occur:

                  (a) Payee shall deliver to Maker a notice of such election (the "Conversion Notice"), indicating the amount of principal of this Note to be converted (such amount to be converted referred to herein as the "Converted Amount").

                  (b) Promptly upon receipt of the Conversion Notice, Maker shall deliver to the Company (i) a certificate or certificates of Maker's Common Stock representing at least the number of shares issuable to Payee upon conversion of the Converted Amount, duly endorsed in blank or accompanied by a stock transfer power executed in like manner, and (ii) a copy of the Conversion Notice.


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                  (c) Upon its receipt of Maker's endorsed Common Stock
                  certificate(s) and the Conversion Notice, the Company shall immediately issue and deliver to Payee or its designated affiliates a certificate or certificates for the number of shares of Common Stock, registered in Payee's or its designated affiliates' name(s), to which Payee shall be entitled upon such conversion, bearing such legends as may be required by applicable state and federal securities laws. The Company shall issue to Maker a certificate representing any shares surrendered by Maker in excess of the shares issued to Payee upon conversion.

                  (d) If this Note is converted in whole, Payee shall deliver this Note to Maker marked "Canceled," and Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion. If this Note is converted in part, Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion, and Payee shall deliver to Maker a replacement Note for any outstanding principal amount not converted, dated the date of such conversion, with the same Maturity Date and provisions as contained in this Note.

                  (e) No fractional shares will be issued on conversion of this Note.

         5. Adjustment for Issuance of Shares at Less Than the Conversion Price. If and whenever any Additional Common Stock (herein defined) shall be issued by Maker (the "Stock Issue Date") for a consideration per share less than the Conversion Price, then in each such case the initial Conversion Price shall be reduced to a new Conversion Price in an amount equal to the price per share of the Additional Common Stock then issued, if issued in connection with a sale of shares, or the value of the Additional Common Stock then issued, as determined in accordance with general accepted accounting principles, if issued other than for cash, and the number of shares issuable to Payee upon conversion shall be proportionately increased; and, in the case of Additional Common Stock issued without consideration, the initial Conversion Price shall be reduced in amount and the number of shares issued upon conversion shall be increased in an amount so as to maintain for the Payee the right to convert this Note into shares equal in amount to the same percentage interest in the Common Stock of the Company as existed for the Payee immediately preceding the Stock Issue Date.

        6.Sale of Shares. In case of the issuance of Additional Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the gross amount of the cash paid to Maker for such shares, before deducting any underwriting compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services for any expenses incurred in connection therewith. In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received.

        7.Stock Dividends. Shares of Common Stock issued as a dividend or other distribution on any class of capital stock of Maker shall be deemed to have been issued without consideration.

         8. Stock Splits, Subdivisions or Combinations. In the event of a stock split or subdivision of shares of Common Stock into a greater number of shares, the Conversion Price shall be proportionately decreased, and in the event of a combination of shares of Common Stock into a smaller number of


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shares, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the record date.

         9. Exceptions. The term "Additional Common Stock" herein shall mean all shares of Common Stock hereafter issued by Maker (including Common Stock held in the treasury of Maker), except for (A) Common Stock issued upon the conversion of this Note; (B) Common Stock issued upon exercise of any outstanding warrants, options or convertible debt instruments; and (C) Common Stock issued upon exercise of outstanding employee stock options.

         10. Adjustment for Mergers, Sales and Consolidations. In the event of any consolidation or merger of the Company with or into, or the sale of all or substantially all of the properties and assets of the Company, to any person, and in connection therewith, consideration is payable to holders of Common Stock in cash, securities or other property, then as a condition of such consolidation, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same shall be delivered to the Payee, so that the Payee shall have the right at any time prior to the maturity of this Note to purchase, at a total price equal to the Conversion Price immediately prior to such event, the kind and amount of cash, securities or other property receivable in connection with such consolidation, merger or sale, by a holder of the same number of shares of Common Stock as were exercisable by the Payee immediately prior to such consolidation, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Payee so that the provisions hereof shall thereafter be applicable with respect to any cash, securities or property deliverable upon exercise hereof. Notwithstanding the foregoing, (i) if the Company merges or consolidates with, or sells all or substantially all of its property and assets to, any other person, and consideration is payable to holders of Common Stock in exchange for their Common Stock in connection with such merger, consolidation or sale which consists solely of cash, or (ii) in the event of the dissolution, liquidation or winding up of the Company, then the Payee shall be entitled to receive distributions on the date of such event on an equal basis with holders of Common Stock as if this Note had been converted immediately prior to such event, less the Conversion Price. Upon receipt of such payment, if any, the rights of the Payee shall terminate and cease and this Note shall expire. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of the Company, the Company shall promptly, after receipt of this surrendered Note, make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person as it may be directed in writing by the Payee surrendering this Note.

         11. Adequate Shares. Maker will at times reserve and keep available, for the purpose of issuance upon conversion, a sufficient number of shares of Common Stock owned by Maker deliverable upon Payee's exercise of its conversion rights under this Note.

         12. Default, Enforcement. Upon default in payment of this Note, Payee may pursue any and all remedies to which Payee may be entitled.

         13. Limitation of Interest. All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration or the maturity of the unpaid principal balance hereof, or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the money evidenced by this Note or for the payment or performance of any covenant or obligation contained herein or in any other document pertaining to the indebtedness evidenced by this Note


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exceed the maximum amount permissible under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provision hereof or of any other agreement shall, at the time fulfillment of such provision be due, involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the maximum lawful rate, any amount equal to any excessive interest shall (a) be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or (b) if such excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker. All sums contracted for, charged or received hereunder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

         14. Waiver. Except as otherwise expressly provided herein, Maker waives demand, presentment for payment, notice of intent to accelerate, notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

         15. Governing Law and Venue. This Note shall be construed according to and governed by the laws of the State of Texas. The obligations of Maker under this Note are performable in Dallas County, Texas.

         16. Registration Rights. The shares of Common Stock issued upon conversion of this Note shall be restricted from transfer by the Payee, unless the shares are duly registered for sale pursuant to the Securities Act of 1933, as amended, or the transfer is exempt from registration. The Payee has certain rights with respect to the registration of shares of Common Stock issued upon the conversion of this note pursuant to the terms of the Registration Rights Agreement between Payee and maker dated October 20, 2000.

         17. Security Agreement This Note is secured by the Security Agreement among Maker, B&B Electromatic, Inc., Golston Company, Inc., Innovative Security Technologies, Inc. (now named Intelli-Site, Inc.) and Tri-Coastal Systems, Inc. and Payee and Renaissance Capital Growth and Income Trust III, Inc., dated as of October 2, 1998, and Payee is entitled to the rights and benefits thereunder.

         18. Stock Pledge Agreement. This Note is secured by the Stock Pledge Agreement dated as of December 31, 1996, as amended by the First Amendment to Stock Pledge Agreement, dated May 5, 2000, among Maker, Payee and Renaissance Capital Growth & Income Fund III, Inc., and Payee is entitled to the rights and benefits thereunder.

         19. Successors and Assigns. This Note shall bind Maker's successors and assigns.

         20. Collection Costs. If this Note is collected by legal proceeding or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), Maker agrees to pay all costs of collection and/or suit, including but not limited to reasonable attorney's fees incurred by Payee.


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         21. Unenforceability. The invalidity or unenforceability in particular circumstances of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this Note shall be affected thereby.

         22. Headings. The paragraph headings of the sections of this Note are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Note.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                                       INTEGRATED SECURITY SYSTEMS, INC.

                                       BY:    /s/ C. A. RUNDELL, JR.
                                              -----------------------
                                              C. A. Rundell, Jr.
                                              President and CEO


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